Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Encore Wire Corporation’s 1999 Stock Option Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements of Encore Wire Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Encore Wire Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Encore Wire Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Dallas, Texas
October 19, 2006